EXHIBIT 99.1
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                             News Release

                               LANDAUER

                         For Immediate Release

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                 LANDAUER ELECTS JONATHON M. SINGER AS
                         SENIOR VICE PRESIDENT
                        CHIEF FINANCIAL OFFICER


For Further Information Contact:       Gerard P. Bilek
                                       Vice President, Controller

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GLENWOOD, ILLINOIS, SEPTEMBER 14, 2006 ... LANDAUER, INC. (NYSE: LDR)
announced today that its board of directors has elected Jonathon M. Singer to be Senior Vice President - Treasurer, Secretary and Chief Financial Officer, effective October 16, 2006. Singer will assume overall responsibility for Landauer's financial, accounting and business development functions. "Jon has extensive experience within the medical field, international marketplace and growth industries and will be a tremendous addition to the Landauer management team," said Bill Saxelby, President and Chief Executive Officer.

Singer, 42, most recently served as Vice President Global Finance, Chief Financial Officer for Teleflex Medical, a subsidiary of Teleflex, Inc (NYSE: TFX). From 1998-2004 he was with Cardinal Health's Medical Products and Services Segment, most recently as Vice President, Strategy and Business Development. Prior to 1998, Singer was the Director of Investor Relations for R.R. Donnelley and Sons Company and began his professional career as a Senior Manager with KPMG International. Singer is a CPA. He will succeed James M. O'Connell as Landauer's Chief Financial Officer, who will retire from the company. "Jim has made a significant contribution to Landauer's success over the 16 years he has been with the company. We wish him well," said Saxelby.

Bill Saxelby continued, "Jon's broad experience with Teleflex, Cardinal Health, R.R. Donnelley and KPMG represents a valuable set of skills that will assist Landauer as we look to take this company to the next level. We are pleased to have Jon join our team."


ABOUT LANDAUER, INC.

Landauer is the leading provider of analytical services to determine occupational and environmental radiation exposure. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings.


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        Landauer, Inc. 2 Science Road  Glenwood, Illinois 60625
    Phone: 708-755-7000  Fax: 708-755-7011  E-mail: landauerinc.com